EXHIBIT 99.1


                    COSI ANNOUNCES CHANGE IN GROWTH STRATEGY
               - Andy Stenzler Has Resigned As Chairman and CEO -
                        - Jay Wainwright Appointed CEO -
                  - Board Elected Eric Gleacher as Chairman -
                        - Company plan is fully funded -
  - Company expects to achieve positive EBITDA in Q2, ahead of previous plan -

February 3, 2003 - Cosi, Inc. today announced that the Board of Directors has mutually agreed with Andy Stenzler, Chairman and Chief Executive Officer, that he would resign effective immediately. Jay Wainwright, the Company's President, has been appointed CEO, and Eric Gleacher has been elected to serve as Chairman of the Board. Eric Gleacher is Chairman of Gleacher Partners, an international investment banking firm he founded in 1990. Prior to that he was head of Global Mergers & Acquisitions at Morgan Stanley in the 1980's.

In a statement, the Cosi Board of Directors said: "We understand Andy's decision to resign and appreciate his contributions during his years as CEO. The Company is shifting its strategy and we believe that this is an appropriate time to transfer leadership to Jay Wainwright."

The Company, which currently operates 95 company-owned units also announced that it will be developing a franchising and area development program as a means to continue its growth and that it will be slowing the growth of its company owned stores. As a result, the Company can immediately reduce its general and administrative staff. The Company now expects to achieve positive EBITDA by the second quarter of 2003, and does not anticipate any additional financing needs to fund its revised plan. The Company now expects to open up to ten company owned stores this year. The Company expects to record a one-time charge of approximately $1.7 million in the first quarter of 2003 to provide for severance costs related to the executive and general and administrative staff reductions.

 "After considerable analysis of our market opportunity, cost of capital and the significant level of third party interest in franchising the Cosi concept, the management team and Board of Directors determined that there is a significant untapped growth opportunity in franchising and area development. We believe this strategy can enable us to grow our brand more efficiently and more rapidly," commented CEO Jay Wainwright.

Cosi will conduct a conference call at 8:45 am ET today. The conference call will be webcast live at http://www.viavid.com/registration.asp?sid=1869. To listen to the webcast a Windows Media Player is required. If you do not have Windows Media Player, please visit www.viavid.com prior to the webcast, where the software can be downloaded at no charge. A replay of the webcast will be available within one hour of the call. A replay of the call will be available until February 17, 2003, by dialing (877) 519-4471, password 3732328.

Cosi restaurants are all-day cafes that feature signature bread and coffee products in a unique environment that changes throughout the day. Cosi offers breakfast, lunch, afternoon coffee, dinner and dessert menus full of creative, cravable foods and beverages. From morning Squagels(R) (square bagels made from Cosi bread) to award-winning sandwiches and pizzas, Cosi has developed featured foods that are built around a secret, generations-old recipe for crackly crust flatbread. These products are freshly baked in front of customers throughout the day in open flame stone hearth ovens prominently located in each of the restaurants. The Cosi vision is to become America's favorite cafe by giving every customer something to look forward to in their day.

There are 95 Cosi and Cosi Downtown locations in eleven states across the country including Massachusetts, Connecticut, New York, New Jersey, Pennsylvania, Virginia, Maryland, Illinois, Ohio, Michigan, Wisconsin and the District of Columbia.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. This press release contains statements that constitute forward-looking statements under the federal securities laws. Forward-looking statements are statements about future events and expectations and not statements of historical fact. Forward-looking statements are based on management's beliefs, assumptions and expectations of our future economic performance, taking into account the information currently available to management. Forward-looking statements involve risks and uncertainties that may cause our actual results, performance or financial condition to differ materially from the expectations of future results, performance or financial condition we express or imply in any forward-looking statements. Factors that could contribute to these differences include, but are not limited to: the cost of our principal food products; fluctuations in our quarterly results; labor shortages or increased labor costs; increased government regulation; changes in consumer preferences and demographic trends; supply and delivery shortages or interruptions; increasing competition in the fast casual dining segment of the restaurant industry; market saturation due to new restaurant openings; expansion into new markets; inadequate protection of our intellectual property; the rate of growth of general and administrative expenses associated with building a strengthened corporate infrastructure to support our growth initiatives; adverse weather conditions which impact customer traffic at our restaurants; and adverse economic conditions. Further information regarding factors that could affect our results and the statements made herein are included in our filings with the Securities and Exchange Commission.

CONTACT INFO:
Kenneth S. Betuker
Chief Financial Officer

212.739.7157